EXHIBIT 99.1

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                                  NEWS RELEASE

        DATE:           March 31, 2006   9:00 a.m. E.S.T.
        CONTACT:        James L. Saner, Sr., President and CEO
                        MainSource Financial Group   812-663-0157


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                           MainSource Financial Group
                      Announces Stock Repurchase Program -
                                  NASDAQ, MSFG

MainSource Financial Group (NASDAQ:MSFG) announced today that its Board of Directors has authorized a common stock repurchase plan effective April 3, 2006, whereby MainSource Financial Group may purchase up to 2.5% of its outstanding common shares , or approximately 375,000 shares, through March 31, 2007. Stock repurchases under this program may be made through open market and privately negotiated transactions at such times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

James L. Saner, Sr., President and Chief Executive Officer, stated, "The Board's approval of this program reflects a strong belief in MainSource Financial Group's ability to continue to grow profitably. We believe MainSource's stock price and the current valuation do not reflect the underlying long term value of the company. MainSource's growth continues to remain strong with total assets of $1.9 billion as of March 20, 2006."

The shares repurchased will be used for general corporate purposes. Mr. Saner stated, "We believe that the repurchase of the Company shares benefits our shareholders and illustrates the Company's commitment to enhancing long-term shareholder value."

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol:"MSFG") and is a community-focused, financial holding company with assets of approximately $1.9 billion. The Company operates 60 offices in 27 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois and MainSource Bank - Crawfordsville, Crawfordsville, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240